Exhibit 10.18

Loan Agreement between Yoshitsu Co., Ltd and Tokyo Higashi Shikin Bank Kamerdo Branch, dated on July 21, 2021, for JPY 13.857 million

●	A Promissory Note from Yoshitsu to Tokyo Higashi Shikin Bank Kmeido Branch.

●	Purpose: For borrowing a loan ・Amount: 13.857 Million

●	Due Date of Repayment: August 31, 2021

●	The back side of the Promissory Note: No endorser

●	Money Transfer Request Form: Yoshitsu transfers the Loan to a construction company which is responsible for building Yoshitsu’s warehouse.

Borrowing Application Format

●	Borrower・Lender・Usage・Date of Borrowing・Repayment Date are described as above.

●	Guarantee: None

●	Repayment Method: Due Date Lump Sum Repayment

●	Interest Payment Method: Generally, the interest will be deducted from Yoshitsu’s ordinary bank account on the last day of every month.

However, the first interest (from the borrowing date to the end of July) payment shall be paid on the borrowing date. After that, payment will be made in advance on the transfer date every month. Note, on the final transfer date, interest will be paid in advance until the final repayment date.

The Agreement

●	Information is described as above.

●	Interest Rate: Fixed Interest Rate, 1.2% per year (Daily calculation of 365 days a year)

●	Penalty: 18% per year (Daily calculation of 365 days a year)